Exhibit 10.1

FIRST FEDERAL BANKSHARES, INC.

CHANGE IN CONTROL AGREEMENT

This Agreement is made effective as of the 2nd day of January, 2007, by and between First Federal Bankshares, Inc., a Delaware corporation (the “Company”), with its principal administrative office at 329 Pierce Street, Sioux City, Iowa 51101 and First Federal Bank, the federal stock savings bank subsidiary of the Company (the “Bank”) and Amy M. Anderson-Vali (“Executive”).

WHEREAS, Executive is employed as the Retail Banking Manager of the Bank; and

WHEREAS, the Company and the Bank recognize the substantial contribution that Executive makes or will make to the Company and the Bank; and

WHEREAS, the Company and the Bank wish to provide Executive with certain protections and benefits in the event of a Change in Control of the Company or the Bank, as provided in this Agreement

NOW, THEREFORE, in consideration of Executive’s contributions to the Company and the Bank, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	TERM OF AGREEMENT

The “term” of this Agreement shall be twelve (12) full calendar months from the effective date of this Agreement set forth above, and shall include any extension or renewal made pursuant to this Section. Commencing on January 2, 2007, and continuing on January 2nd of each year thereafter (the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be one year unless written notice of non-renewal (“Non-Renewal Notice”) is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to any such Anniversary Date, that this Agreement shall terminate at the end of twelve (12) months following such Anniversary Date.

2.	PAYMENTS TO EXECUTIVE

(a) Upon the occurrence of either the Executive’s involuntary termination of employment or the Executive’s voluntary termination of employment for “Good Reason” (as defined below), either occurring within twelve (12) months following the effective date of a “Change in Control” (as defined below) (“Termination of Employment”), the Company or the Bank shall pay Executive (or in the event of his subsequent death, his estate), his base salary in effect on the date of Executive’s Termination of Employment (“Base Salary”) for twelve (12) months following the date of such Termination of Employment, provided, however, (i) that such Termination of Employment must qualify as a “Separation from Service” as defined below; and (ii) to the extent that Executive is a “Specified Employee” (as defined below), payments shall not begin hereunder until the first day of the seventh month following Executive’s Separation from

Service and the first payment owed to the Executive shall equal the first six (6) months of accumulated payments owed to Executive hereunder, and thereafter regular payments owed to Executive shall be made starting with the seventh month after the Executive’s Separation from Service. To the extent amounts payable under this Agreement are determined by the Bank, in good faith, to be subject to federal, state or local income tax, the Bank may withhold from each such payment an amount necessary to meet the Bank’s obligation to withhold amounts under the applicable federal, state or local law.

(b) In addition, upon the occurrence of Executive’s Termination of Employment, Executive will have such rights as specified in any other employee benefit plan (including, but not limited to, equity compensation plans and COBRA rights under the Bank’s group health plan).

(c) Voluntary Termination of Employment for “Good Reason” following a Change in Control shall mean Executive’s resignation from the Bank’s employ within one hundred and twenty (120) days after the occurrence of any of the following events, provided, however, that Executive must give the Bank at least sixty (60) days prior written notice of intent to terminate employment due to Good Reason:

(i)	failure to elect or reelect or to appoint or reappoint Executive to a position or substantially equivalent position as that held by the Executive prior to the effective date of the Change in Control,

(ii)
material change in Executive’s functions, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in the opening paragraphs of this Agreement,

(iii)
relocation of the Executive’s principal place of business with the Company or the Bank to a location that is more than 50 miles from his current principal place of business with the Company or the Bank, without the Executive’s consent;

(iv)	liquidation or dissolution of the Company or the Bank other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

(v)	material breach of this Agreement by the Company.

(d) “Change in Control” of the Bank or the Company shall mean a change in control of a nature that:

(i)
would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the“Exchange Act”); or

(ii)
results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act and the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof; or

(iii)	without limitation such a Change in Control shall be deemed to have occurred at such time as:

(a)
any “Person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the“beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 25% or more of the Bank’s or the Company’s outstanding securities; or

(b)
individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided, however, that this subsection (b) shall not apply if the Incumbent Board is replaced by the appointment by a Federal banking agency of a conservator or receiver for the Bank and, provided further that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or

(c)
a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed and the requisite number of proxies approving such plan of reorganization, merger or consolidation of the Company or Bank are received and voted in favor of such transactions; or

(d)
a tender offer is made for 25% or more of the outstanding securities of the Bank or Company and shareholders owning beneficially or of record 25% or more of the outstanding securities of the Bank or Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(e) “Separation from Service” shall mean the date of cessation of the employment relationship (other than an approved leave of absence) between Executive and the Bank and its affiliates and subsidiaries (including any successor in interest, if applicable), and shall be construed to comply with Code Section 409A and Proposed Treasury Regulations Section 1.409A-1(h).

(f) “Specified Employee” shall mean a key employee of the Bank within the meaning of Code Section 416(i) without regard to paragraph 5 thereof, determined in accordance with Code Section 409A and Proposed Treasury Regulations Section 1.409A-1(i).

(g) “Base Salary” as used in this Agreement shall carry its commonly-accepted meaning and shall exclude all cash bonuses, equity bonuses, incentive pay, retirement contributions, employee health and dental benefits, allowances, expense reimbursements, and other non-salary-related payments.

3.	SOURCE OF PAYMENTS

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Company or the Bank, provided, however, that in the event that the payment of any amounts due under Section 3 above is made by the Bank, such payment shall offset the payment due from the Company hereunder.

4.	POST TERMINATION OBLIGATIONS

(a) General. All payments under this Agreement shall be subject to Executive’s compliance with this Section 5.

(b) Litigation Cooperation. Executive shall, upon reasonable notice, furnish such information and assistance to the Bank or the Company as may reasonably be required by the Bank or the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between Executive and the Bank or the Company or any of its subsidiaries or affiliates.

(c) Confidentiality. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank and the Company and affiliates thereof. Accordingly, Executive will not, for an twelve (12) month period following his Termination of Employment, disclose any knowledge of the past, present, planned or considered business activities, including, but not limited to, customer information, of the Bank and the Company and affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any regulatory agency with jurisdiction over the Bank or the Company or any affiliate). Notwithstanding the foregoing, Executive may disclose any knowledge of general banking, financial, and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank or the Company, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available or that he is otherwise legally required to disclose. In the event of a breach or threatened breach by Executive of the provisions of this Section 5(c), the Bank and the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, his knowledge of the past, present, planned or considered business activities of the Bank or any of their affiliates, or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

(d) Non-Compete. Executive agrees not to compete with the Bank and the Company and any affiliate for a period of twelve (12) months following his Termination of Employment within twenty-five (25) miles of any city, town or county in which, as of the date of the Change in Control, the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the date of his Termination of Employment, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank or the Company. The parties hereto, recognizing that irreparable injury will result to the Bank and the Company, their business and property in the event of Executive’s breach of this Section 5(d), agree that in the event of any such breach by Executive, the Bank and the Company shall immediately cease all payments hereunder and shall also be entitled to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, his partners, agents, servants, employers, employees and all persons acting for or with him. Executive represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other lines and/or of a different nature than the Bank and the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.

(e) Non-Solicitation. Executive further agrees that he will not, in any manner whatsoever, for a period of twelve (12) months following his Termination of Employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant, or in any other relationship or capacity, with any person, firm, corporation or other business entity, either directly or indirectly, solicit or induce or aid in the solicitation or inducement of (i) any employees of the Bank or the Company to leave their employment with the Bank or the Company or (ii) any customers of the Bank to leave their customer relationship with the Bank. Executive further agrees that he will not, in any manner whatsoever, for a period of twelve (12) months following the his Termination of Employment, either as an individual or as a partner, stockholder, director, officer, principal, employee, agent, consultant or in any other relationship or capacity with any person, firm, corporation or other business entity, either directly or indirectly, solicit the business of any customers or clients of the Bank or the Company. Any breach of this subsection (e) shall result in immediate cessation of any payments being made hereunder.

(f) Non-Disparagement. Executive and the Bank and the Company agree that they will engage in no conduct which is either intended to or could reasonably be expected to harm each other in the operation of their business. Both parties agree they will not take any action, legal or otherwise, which might embarrass, harass, or adversely affect each other or which might in any way work to the detriment of each other, whether directly or indirectly. In particular and by way of illustration not limitation, each party agrees that it will not directly or indirectly contact customers or any entity that has a business relationship with the other, in order to disparage the good morale or business reputation or business practices of Executive or the Bank and the Company, or any of its current and former officers, directors, managers or employees.

(g) Return of Property. Immediately upon his Termination of Employment, Executive shall return to the Bank and/or the Company all of the property which belongs to the Bank and/or the Company, including, but not limited to, computers, keys, cell phones, credit cards and other tangible property, as well as all original or copies of records, notes, reports, proposals, lists, correspondence, materials or other documents.

(h) Duty to Mitigate. In the event the Executive becomes employed at a position where he earns less than the amount of his Base Salary as of the date of his Termination of Employment, the obligations of the Bank and/or the Company to pay benefits hereunder shall be reduced such that the combination of Executive’s Base Salary with the new employer and the Bank’s or Company’s payments hereunder shall, when taken together, approximate the amount of Executive’s Base Salary as of the date of his Termination of Employment. If the Executive earns more than the Base Salary as of the date of his Termination from his new employer, the Bank and/or the Company’s payments hereunder shall cease. If the Executive fails to provide the information necessary to determine the Executive’s Base Salary with the new employer (including self-employment), all payments hereunder shall cease. Furthermore, if the Base Salary paid by the Executive’s new employer is deemed by the Bank or Company to be substantially below an amount that would be considered reasonable in light of available market information for similar positions, payments hereunder shall be reduced by the difference.

5.	AMENDMENT AND TERMINATION.

(a) Amendment. The Bank or the Company may at any time amend the Agreement in whole or in part, provided, however, that no amendment shall decrease or restrict the amount accrued to the date of amendment.

(b) Termination. The Bank or the Company may at any time partially or completely terminate the Agreement, if, in its judgment, the tax, accounting, or other effects of the continuance of the Agreement, or potential payments thereunder, would not be in the best interests of the Bank or the Company.

(i) Partial Termination. In the event of a partial termination, the Agreement shall continue to operate and be effective with regard to benefits accrued prior to the effective date of such partial termination, but no further benefits shall accrue after the date of such partial termination.

(ii) Complete Termination. Subject to the requirements of Code Section 409A, in the event of complete termination, the Agreement shall cease to operate and the Bank shall pay the Executive any benefits owed hereunder as a cash lump sum as of the effective date of the complete termination. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(A) The Bank may terminate the Agreement within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts accrued under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(B) The Bank may terminate the Agreement within the thirty (30) days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of the termination of the arrangements.

(C) The Bank may terminate the Agreement provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Proposed Treasury regulations section 1.409A-1(c) if any individual; covered by this Agreement was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within twelve (12) months of the termination of the arrangement; (iii) all payments are made within twenty-four (24) months of the termination of the arrangements; and (iv) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Proposed Treasury regulations section 1.409A-1(c) if the same individual participated in both arrangements, at any time within five years following the date of termination of the arrangement.

(D) The Bank may terminate the Agreement pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

6.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Company, the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

7.	NO ATTACHMENT

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company, the Bank and their respective successors and assigns.

8.	WAIVER

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.	REQUIRED PROVISIONS

Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

10.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	GOVERNING LAW

(a) The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Iowa.

(b) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator, mutually agreed upon by the parties. Such arbitration shall be conducted in a location within fifty (50) miles from the location of the Company, in accordance with the rules of the Judicial Mediation and Arbitration Systems (JAMS) then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

12.	SUCCESSOR TO THE COMPANY OR BANK

The Company and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company or the Bank, expressly and unconditionally to assume and agree to perform the Company’s or the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company or the Bank would be required to perform if no such succession or assignment had taken place.

13.	NOT AN EMPLOYMENT AGREEMENT

This Agreement does not guarantee employment with the Bank or the Company and the Bank and the Company has not waived its rights to treat the Executive as an “at will” employee.

14.	SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, effective as of the date first above written.

FIRST FEDERAL BANKSHARES, INC.

January 3, 2007	By:	/s/Michael W. Dosland
Date		Michael W. Dosland
President and Chief Executive Officer

FIRST FEDERAL BANK

January 3, 2007	By:	/s/ Michael W. Dosland
Date		Michael W. Dosland
President and Chief Executive Officer

EXECUTIVE

January 3, 2007		/s/Amy M. Anderson-Vali
Date		Amy M. Anderson-Vali